Pacific International Services Corp.

                                October 31, 1995

To the Record Holders of
  Pacific International Services
  Corp.'s 10% Convertible
  Subordinated Debentures Due 2007

     In connection with the distribution to you today of the Offer to Exchange dated October 31, 1995 (the "Offer") made by Pacific International Services Corp. (the "Company"), it has come to the Company's attention that an incorrect reference to the "consolidated financial statements and notes thereto of the Company appearing in the Company's Proxy Statement filed with the SEC in connection with the Proposed Sale (copies of which are available from the
Information Agent at the addresses indicated elsewhere herein....)" may have been contained in the paragraph immediately following the heading "Historical and Pro Forma Condensed Financial Data of the Company" on or about page 43 of the Offer to Exchange. The correct reference should have been to the "consolidated financial statements and notes thereto of the Company attached hereto."

     Similarly, the reference to "Proxy Statement" contained in the "NOTE TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) should have been a reference to "Offer to Exchange".

                              PACIFIC INTERNATIONAL SERVICE'S CORP.



                              By:    /s/  Alan M. Robin
                              Its:   Chairman, CEO and President